Exhibit 99.1
For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. REPORTS
12% GAIN IN DILUTED OPERATING EARNINGS PER SHARE
FOR FOURTH QUARTER 2005
HIGHLIGHTS:
•	Record Fourth Quarter Earnings Diluted Operating Earnings Per Share of $.38 — Up 12% Net Operating Income of $15.2 Million — Up 18% Return on Tangible Equity of 18.20%
•	Strong Loan Demand, Rise in Net Interest Margin and Fee Revenue Drove Performance
BLAIRSVILLE, GA, January 24, 2006 — United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, today announced record financial results for the fourth quarter of 2005. Compared with the fourth quarter of 2004, the company achieved a 20% increase in total revenue, an 18% rise in net operating income and a 12% gain in diluted operating earnings per share.
For the fourth quarter of 2005, net operating income rose to $15.2 million compared with $12.9 million a year earlier. Diluted operating earnings per share increased to $.38 from $.34 a year ago. Total revenue, on a taxable equivalent basis, was $64.8 million compared with $54.1 million for the fourth quarter of 2004. Return on tangible equity was 18.20% and return on assets was 1.05%, compared with 19.96% and 1.07%, respectively, a year ago.

“Loan and deposit growth was strong across all markets,” said Jimmy Tallent, President and Chief Executive Officer of United Community Banks. “Total assets at year-end were $5.9 billion, a 15% increase from a year ago. Loans increased $144 million during the fourth quarter, or 14% on an annualized basis, and helped drive the increase in net interest revenue. Our net interest margin rose to 4.20%, up 15 basis points from a year ago and up three basis points from last quarter, as increasing short-term interest rates continued to positively affect our slightly asset-sensitive balance sheet. Fee revenue, excluding securities losses taken in the fourth quarter of 2005, was up 12%, reflecting increases in nearly every category.”
For the year, net operating income totaled $56.7 million, a 20% increase compared with $47.2 million for 2004. Diluted operating earnings per share of $1.43 increased 13% from $1.27 last year. Total revenue, on a taxable equivalent basis, was $245.4 million, up 25% from $196.5 million a year ago. Return on tangible equity was 18.99% and return on assets was 1.04%, compared with 19.74% and 1.07% a year ago, respectively. “Once again we met our performance goals of double-digit earnings per share growth and a return on tangible equity above 18% for the year,” Tallent said. “This year was exceptional. We took an opportunity to leverage our strong earnings performance by making strategic investments in the future growth of our company through a significant de novo expansion. We grew deposits faster than loans while expanding our margin. We raised additional capital through a very successful equity offering during the fourth quarter. And most importantly, this was all done while continuing to meet our primary financial goals,” added Tallent.
Net operating income excludes merger-related charges. In the fourth quarter of 2004, pre-tax merger charges of $406,000 were incurred related to the acquisitions of Eagle National Bank and Liberty National Bank. Including these merger-related charges, reported net income for the fourth quarter of 2004 was $12.6 million, diluted earnings per share was $.33 and return on equity was 14.15%. For the full year 2004, pre-tax merger-related charges were $870,000, which also included $464,000 related to the second quarter acquisition of 1st Community Bank. For the year, reported net income was $46.6 million, diluted earnings per share was $1.25, and return on equity was 14.39%.

During the fourth quarter, United Community Banks completed the sale of 1,552,500 shares of common stock in a secondary offering that raised $40.5 million of capital. “This is a significant milestone and our first public equity offering,” stated Tallent. “We’re very pleased with the investor community’s positive response. This additional capital will allow us to continue to pursue and execute our successful balanced growth strategy.”
At December 31, 2005, total loans were $4.4 billion, up $663 million, or 18%, from a year ago. All of the loan growth for 2005 was organic, which included growth from a significant de novo expansion in Hall County, Georgia. “Loan demand continues to be strong across all markets, leading to excellent growth opportunities,” Tallent said. “Organic growth, with an uncompromising focus on sound credit quality, is at the core of our balanced growth strategy and is further supported by our focused geographic expansion. We find the right people and build around them, usually adding two to four de novo offices a year.” Tallent continued, “Earlier this year, we entered Gainesville by partnering with three local and highly respected banking executives to form United Community Bank — Hall County. Since opening for business in May, this team has added more than $245 million in loans and $130 million in deposits. We now have 78 staff and four banking offices, including the main office located in downtown Gainesville, and plan to open the fifth banking office by early 2006.”
“In the fourth quarter, we also opened a de novo banking office in Trion located in Chatooga County which complements our Summerville Bank. This followed the third quarter’s expansion of our Fairburn Bank where we opened de novo banking offices in Tyrone and Newnan Lakes located on the southside of metro Atlanta in Fayette and Coweta counties. It is a testimony to the success and strength of our existing franchise that we were able to absorb such a significant de novo undertaking and still deliver on our primary financial goals of consistent, sustainable double-digit growth in earnings per share,” Tallent stated.
“The fourth quarter was outstanding for deposit growth. We added $281 million of deposits, nearly doubling the level needed to fund our strong loan growth of $144 million,” Tallent said. “Our relentless focus on the highest level of customer service has generated customer satisfaction scores that continue to exceed 90%, well above the comparable industry average of

75%. This is invaluable in building deposits through customer referrals while also maintaining and growing long-term relationships with existing customers.”
For the fourth quarter, taxable equivalent net interest revenue of $56.9 million was $11.6 million higher, or 26%, than the fourth quarter of 2004. Acquisitions completed in late 2004 added approximately $1.8 million to net interest revenue leaving the core growth rate at 22%. Taxable equivalent net interest margin for the fourth quarter was 4.20% as compared with 4.05% a year ago and 4.17% for the third quarter of 2005. “Our balance sheet remains asset sensitive, which allowed us to benefit modestly from the rise in interest rates that produced a slight margin expansion throughout 2005,” Tallent said.
The fourth quarter provision for loan losses was $3.5 million, up $1.5 million from a year earlier and up $100,000 from the third quarter of 2005. Annualized net charge-offs to average loans were 16 basis points for the fourth quarter, compared with 13 basis points for the third quarter of 2005 and 13 basis points for the fourth quarter of 2004. At year-end, non-performing assets totaled $13.0 million compared with $13.6 million at the end of the third quarter of 2005 and $8.7 million a year ago. Non-performing assets as a percentage of total assets were 22 basis points at year-end, compared with 24 basis points at September 30, 2005 and 17 basis points at December 31, 2004. “During the fourth quarter, we resolved several non-performing assets, which slightly increased net charge-offs while lowering non-performing assets,” Tallent said. “Asset quality continues to compare favorably with peer banks and remains well within our tolerance levels. Strong credit quality, rooted with our guiding principle of securing loans with hard assets, is essential to our balanced growth strategy and overall success.”
Fee revenue of $11.4 million reflected an increase of $616,000, or 6%, from $10.8 million for the fourth quarter of 2004. “Excluding securities losses in the fourth quarter of 2005, core fee revenue growth from a year ago was $1.3 million, or 12%, with steady growth achieved in nearly every category,” Tallent stated. “Service charges and fees on deposit accounts increased $970,000 to $6.6 million, primarily due to growth in transactions and new accounts resulting from core deposit program and the cross-selling of other products and services. Brokerage fees increased 85% to $789,000 due to strong market activity. Consulting fees of $1.7 million were down slightly, due to the timing of work completed last year for the documentation and testing of internal controls in our risk management practice,” Tallent added.
Operating expenses of $40.5 million increased $6.8 million, or 20%, from the fourth quarter of 2004. Approximately $4.0 million of this increase related to operating expenses of two banks acquired in the fourth quarter of 2004 and de novo expansion in 2005. Salaries and employee benefit costs of $25.6 million increased $4.0 million, or 19%, from the fourth quarter of 2004 with $2.8 million resulting from acquisitions and de novo expansion. The balance was due to an increase in staff to support business growth and related hiring costs and higher commissions related to the increase in brokerage revenue. Communications and equipment expenses increased $683,000 to $3.6 million due to the acquisitions last year and further investments in technology equipment to support business growth. Advertising and marketing expense rose $463,000 to $2.0 million reflecting the cost of successful initiatives to raise core deposits and continued efforts to generate brand awareness in new markets. Occupancy expense increased $342,000 to $2.7 million reflecting the increase in cost to operate additional banking offices added through acquisitions and de novo expansion. Postage, printing and supplies expense increased $328,000 to $1.4 million reflecting the higher cost of office supplies and courier costs resulting from the growing franchise. The increase in other operating expense was due to acquisitions, losses incurred in the disposal of other real estate and business growth. “Our operating efficiency ratio of 58.80% for the quarter is within our long-term efficiency goal of 58% to 60%, reflecting the success of our recent expansion efforts and the continued strength of our existing franchise,” Tallent said.
On January 19, 2006, the Board of Directors declared a regular first-quarter 2006 cash dividend of $.08 per common share payable April 3, 2006, to shareholders of record as the close of business on March 15, 2006. “This represents an annual cash dividend of $.32 per share and an increase of $.04 per share, or 14%, over the dividends paid for 2005,” Tallent said. “This increase reflects our continued strong performance and commitment to deliver value to our shareholders.”

“Our outlook for 2006 is for operating earnings per share growth within our long-term goal of 12% to 15%, but at the lower end of the range due to the expected dilution related to the equity offering completed during the fourth quarter,” Tallent said. “We anticipate core loan growth will continue to be within our targeted range of 10% to 14%. Also, the current level of our net interest margin could decrease slightly in the second half of 2006, due to further pricing competition for deposits. Our outlook assumes a stable economic environment and continued strong credit quality.”
“We are committed to excellent customer service, superior operating performance and solid credit quality as we continue our efforts to build shareholder value through our balanced growth strategy of strong internal growth, complemented by selective de novo and merger expansion,” Tallent added.
Conference Call
United Community Banks will hold a conference call on Tuesday, January 24, 2006, at 11 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for 2006. The telephone number for the conference call is (866) 383-7998 and the pass code is “UCBI.” The conference call will also be available by web cast within the Investor Relations section of the company’s web site.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. As of December 31, 2005, United Community Banks had assets of $5.9 billion and operated 24 community banks with 90 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company’s web site, www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.
(Tables Follow)

UNITED COMMUNITY BANKS, INC.
Selected Financial Information
For the Three and Twelve Months Ended December 31, 2005

						Fourth
	2005				2004	Quarter	For the Twelve		YTD
(in thousands, except per share	Fourth	Third	Second	First	Fourth	2005-2004	Months Ended		2005-2004
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change	2005	2004	Change

INCOME SUMMARY
Interest revenue	$95,465	$89,003	$80,701	$73,649	$66,761		$338,818	$239,386
Interest expense	38,576	34,033	29,450	25,367	21,448		127,426	74,794

Net interest revenue	56,889	54,970	51,251	48,282	45,313	26%	211,392	164,592	28%
Provision for loan losses	3,500	3,400	2,800	2,400	2,000		12,100	7,600
Fee revenue	11,373	12,396	12,179	10,200	10,757	6	46,148	39,539	17

Total revenue	64,762	63,966	60,630	56,082	54,070	20	245,440	196,531	25
Operating expenses (1)	40,520	41,294	38,808	34,779	33,733	20	155,401	122,568	27

Income before taxes	24,242	22,672	21,822	21,303	20,337	19	90,039	73,963	22
Income taxes	9,012	8,374	8,049	7,862	7,427		33,297	26,807

Net operating income	15,230	14,298	13,773	13,441	12,910	18	56,742	47,156	20
Merger-related charges, net of tax	—	—	—	—	261		—	565

Net income	$15,230	$14,298	$13,773	$13,441	$12,649	20	$56,742	$46,591	22

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$.39	$.37	$.36	$.35	$.35	11	$1.47	$1.31	12
Diluted	.38	.36	.35	.34	.34	12	1.43	1.27	13
Return on tangible equity (2)(3)(4)	18.20%	18.90%	19.21%	19.86%	19.96%		18.99%	19.74%
Return on assets (4)	1.05	1.01	1.03	1.06	1.07		1.04	1.07
Efficiency ratio	58.80	61.16	61.18	59.47	60.20		60.15	60.05
Dividend payout ratio	17.95	18.92	19.44	20.00	17.14		19.05	18.32

GAAP PERFORMANCE
Per common share:
Basic earnings	$.39	$.37	$.36	$.35	$.34	15	$1.47	$1.29	14
Diluted earnings	.38	.36	.35	.34	.33	15	1.43	1.25	14
Cash dividends declared	.07	.07	.07	.07	.06	17	.28	.24	17
Book value	11.80	11.04	10.86	10.42	10.39	14	11.80	10.39	14
Tangible book value (3)	8.94	8.05	7.85	7.40	7.34	22	8.94	7.34	22

Key performance ratios:
Return on equity (2)(4)	13.30%	13.42%	13.46%	13.68%	14.15%		13.46%	14.39%
Return on assets (4)	1.05	1.01	1.03	1.06	1.05		1.04	1.05
Net interest margin (4)	4.20	4.17	4.12	4.05	4.05		4.14	4.00
Dividend payout ratio	17.95	18.92	19.44	20.00	17.65		19.05	18.60
Equity to assets	7.69	7.46	7.65	7.71	7.54		7.63	7.45
Tangible equity to assets (3)	5.82	5.53	5.62	5.58	5.75		5.64	5.78

ASSET QUALITY
Allowance for loan losses	$53,595	$51,888	$49,873	$48,453	$47,196		$53,595	$47,196
Non-performing assets	12,995	13,565	13,495	13,676	8,725		12,995	8,725
Net charge-offs	1,793	1,385	1,380	1,143	1,183		5,701	3,617
Allowance for loan losses to loans	1.22%	1.22%	1.22%	1.25%	1.26%		1.22%	1.26%
Non-performing assets to total assets	.22	.24	.24	.26	.17		.22	.17
Net charge-offs to average loans (4)	.16	.13	.14	.12	.13		.14	.11

AVERAGE BALANCES
Loans	$4,328,613	$4,169,170	$3,942,077	$3,797,479	$3,572,824	21	$4,061,091	$3,322,916	22
Investment securities	1,004,966	1,008,687	996,096	946,194	805,766	25	989,201	734,577	35
Earning assets	5,383,096	5,239,195	4,986,339	4,819,961	4,456,403	21	5,109,053	4,119,327	24
Total assets	5,769,632	5,608,158	5,338,398	5,164,464	4,781,018	21	5,472,200	4,416,835	24
Deposits	4,354,275	4,078,437	3,853,884	3,717,916	3,500,842	24	4,003,083	3,247,612	23
Stockholders’ equity	443,746	418,459	408,352	398,164	360,668	23	417,309	329,225	27
Common shares outstanding:
Basic	39,084	38,345	38,270	38,198	37,056		38,477	36,071
Diluted	40,379	39,670	39,436	39,388	38,329		39,721	37,273

AT PERIOD END
Loans	$4,398,286	$4,254,051	$4,072,811	$3,877,575	$3,734,905	18	$4,398,286	$3,734,905	18
Investment securities	990,687	945,922	990,500	928,328	879,978	13	990,687	879,978	13
Earning assets	5,470,718	5,302,532	5,161,067	4,907,743	4,738,389	15	5,470,718	4,738,389	15
Total assets	5,865,756	5,709,666	5,540,242	5,265,771	5,087,702	15	5,865,756	5,087,702	15
Deposits	4,477,600	4,196,369	3,959,226	3,780,521	3,680,516	22	4,477,600	3,680,516	22
Stockholders’ equity	472,686	424,000	415,994	398,886	397,088	19	472,686	397,088	19
Common shares outstanding	40,020	38,383	38,283	38,249	38,168		40,020	38,168

(1)	Excludes pre-tax merger-related charges totaling $406,000 or $.01 per diluted common share and $870,000 or $.02 per diluted common share in the fourth quarter and full year of 2004, respectively.

(2)	Net income available to common stockholders, which excludes preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

(4)	Annualized.

UNITED COMMUNITY BANKS, INC.
Selected Financial Information
For the Years Ended December 31,

(in thousands, except per share data;							5 Year
taxable equivalent)	2005	2004	2003	2002	2001	2000	CAGR (4)

INCOME SUMMARY
Interest revenue	$338,818	$239,386	$209,338	$195,932	$210,036	$213,115
Interest expense	127,426	74,794	70,600	76,357	100,874	116,591

Net interest revenue	211,392	164,592	138,738	119,575	109,162	96,524	17%
Provision for loan losses	12,100	7,600	6,300	6,900	6,000	7,264
Fee revenue	46,148	39,539	38,184	30,734	25,267	18,867	20

Total revenue	245,440	196,531	170,622	143,409	128,429	108,127	18
Operating expenses (1)	155,401	122,568	107,900	91,124	83,906	74,043	16

Income before taxes	90,039	73,963	62,722	52,285	44,523	34,084	21
Income taxes	33,297	26,807	23,247	19,505	16,208	12,337

Net operating income	56,742	47,156	39,475	32,780	28,315	21,747	21
Merger-related charges, net of tax	—	565	1,357	—	1,084	7,230

Net income	$56,742	$46,591	$38,118	$32,780	$27,231	$14,517	31

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$1.47	$1.31	$1.15	$1.02	$.89	$.70	16
Diluted	1.43	1.27	1.12	.99	.87	.69	16
Return on tangible equity (2)(3)	18.99%	19.74%	19.24%	17.88%	18.19%	16.74%
Return on assets	1.04	1.07	1.06	1.11	1.10	.89
Efficiency ratio	60.15	60.05	60.89	60.66	62.52	64.15
Dividend payout ratio	19.05	18.32	17.39	16.34	14.98	14.29

GAAP PERFORMANCE
Per common share:
Basic earnings	$1.47	$1.29	$1.11	$1.02	$.86	$.47	26
Diluted earnings	1.43	1.25	1.08	.99	.84	.46	25
Cash dividends declared (rounded)	.28	.24	.20	.17	.13	.10	23
Book value	11.80	10.39	8.47	6.89	5.98	4.93	19
Tangible book value (3)	8.94	7.34	6.52	6.49	5.40	4.49	15

Key performance ratios:
Return on equity (2)	13.46%	14.39%	14.79%	16.54%	16.08%	10.04%
Return on assets	1.04	1.05	1.02	1.11	1.05	.59
Net interest margin	4.14	4.00	3.99	4.33	4.51	4.16
Dividend payout ratio	19.05	18.60	18.02	16.34	15.50	21.28
Equity to assets	7.63	7.45	7.21	7.01	6.81	5.58
Tangible equity to assets (3)	5.64	5.78	6.02	6.60	6.18	5.49

ASSET QUALITY
Allowance for loan losses	$53,595	$47,196	$38,655	$30,914	$27,124	$24,698
Non-performing assets	12,995	8,725	7,589	8,019	9,670	6,716
Net charge-offs	5,701	3,617	4,097	3,111	4,578	2,976
Allowance for loan losses to loans	1.22%	1.26%	1.28%	1.30%	1.35%	1.38%
Non-performing assets to total assets	.22	.17	.19	.25	.35	.27
Net charge-offs to average loans	.14	.11	.15	.14	.25	.18

AVERAGE BALANCES
Loans	$4,061,091	$3,322,916	$2,753,451	$2,239,875	$1,854,968	$1,683,403	19
Investment securities	989,201	734,577	667,211	464,468	489,332	586,222	11
Earning assets	5,109,053	4,119,327	3,476,030	2,761,265	2,419,080	2,319,389	17
Total assets	5,472,200	4,416,835	3,721,284	2,959,295	2,585,290	2,453,250	17
Deposits	4,003,084	3,247,612	2,743,087	2,311,717	2,010,105	1,941,496	16
Stockholders’ equity	417,309	329,225	268,446	207,312	176,144	136,810	25
Common shares outstanding:
Basic	38,477	36,071	34,132	32,062	31,691	30,900
Diluted	39,721	37,273	35,252	33,241	32,624	31,791

AT PERIOD END
Loans	$4,398,286	$3,734,905	$3,015,997	$2,381,798	$2,007,990	$1,792,055	20
Investment securities	990,687	879,978	659,891	559,390	470,176	508,266	14
Earning assets	5,470,718	4,738,389	3,796,332	3,029,409	2,554,530	2,352,475	18
Total assets	5,865,756	5,087,702	4,068,834	3,211,344	2,749,257	2,528,879	18
Deposits	4,477,600	3,680,516	2,857,449	2,385,239	2,116,499	1,995,865	18
Stockholders’ equity	472,686	397,088	299,373	221,579	194,665	158,388	24
Common shares outstanding	40,020	38,168	35,289	31,895	32,266	31,542

(1)	Excludes pre-tax merger-related and restructuring charges totaling $.9 million, or $.02 per diluted common share, recorded in 2004; $2.1 million, or $.04 per diluted common share, recorded in 2003; $1.6 million, or $.03 per diluted common share, recorded in 2001; and $10.6 million, or $.23 per diluted common share, recorded in 2000.

(2)	Net income available to common stockholders, which excludes preferred stock dividends, divided by average realized common equity which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

(4)	Compound annual growth rate.

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income
For the Three and Twelve Months Ended December 31,

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2005	2004	2005	2004

Interest revenue:
Loans, including fees	$83,607	$57,800	$293,990	$207,571
Investment securities:
Taxable	10,651	7,769	40,195	27,431
Tax exempt	513	536	2,086	2,161
Federal funds sold and deposits in banks	249	260	911	618

Total interest revenue	95,020	66,365	337,182	237,781

Interest expense:
Deposits:
Demand	6,101	2,689	19,194	8,554
Savings	226	129	791	403
Time	21,288	11,524	66,968	41,202

Total deposit interest expense	27,615	14,342	86,953	50,159
Federal funds purchased, repurchase agreements, & other short-term borrowings	1,516	727	5,101	2,119
Federal Home Loan Bank advances	7,230	4,264	26,633	14,237
Long-term Debt	2,215	2,115	8,739	8,279

Total interest expense	38,576	21,448	127,426	74,794

Net interest revenue	56,444	44,917	209,756	162,987
Provision for loan losses	3,500	2,000	12,100	7,600

Net interest revenue after provision for loan losses	52,944	42,917	197,656	155,387

Fee revenue:
Service charges and fees	6,616	5,646	25,137	21,540
Mortgage loan and other related fees	1,738	1,712	7,330	6,324
Consulting fees	1,665	1,794	6,609	5,749
Brokerage fees	789	427	2,570	2,027
Securities (losses) gains, net	(654)	34	(809)	428
Loss on prepayments of borrowings	—	—	—	(391)
Other	1,219	1,144	5,311	3,862

Total fee revenue	11,373	10,757	46,148	39,539

Total revenue	64,317	53,674	243,804	194,926

Operating expenses:
Salaries and employee benefits	25,604	21,571	99,447	77,995
Communications and equipment	3,576	2,893	13,157	10,945
Occupancy	2,706	2,364	10,835	9,271
Advertising and public relations	1,988	1,525	6,733	4,403
Postage, printing and supplies	1,355	1,027	5,501	4,451
Professional fees	1,023	1,057	4,306	3,724
Amortization of intangibles	503	466	2,012	1,674
Merger-related charges	—	406	—	870
Other	3,765	2,830	13,410	10,105

Total operating expenses	40,520	34,139	155,401	123,438

Income before income taxes	23,797	19,535	88,403	71,488
Income taxes	8,567	6,886	31,661	24,897

Net income	$15,230	$12,649	$56,742	$46,591

Net income available to common stockholders	$15,225	$12,649	$56,719	$46,582

Earnings per common share:
Basic	$.39	$.34	$1.47	$1.29
Diluted	$.38	.33	$1.43	1.25
Weighted average common shares outstanding (in thousands):
Basic	39,084	37,056	38,477	36,071
Diluted	40,379	38,329	39,721	37,273

UNITED COMMUNITY BANKS, INC.
Consolidated Balance Sheet
For the period ended

	December 31,	December 31,
(in thousands, except per share data)	2005	2004

ASSETS

Cash and due from banks	$121,963	$99,742
Interest-bearing deposits in banks	20,607	35,098

Cash and cash equivalents	142,570	134,840
Securities available for sale	990,687	879,978
Mortgage loans held for sale	22,335	37,094
Loans, net of unearned income	4,398,286	3,734,905
Less — allowance for loan losses	53,595	47,196

Loans, net	4,344,691	3,687,709
Premises and equipment, net	112,887	103,679
Accrued interest receivable	37,197	27,923
Intangible assets	118,651	121,207
Other assets	96,738	95,272

Total assets	$5,865,756	$5,087,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$602,525	$532,879
Interest-bearing demand	1,264,947	1,055,192
Savings	175,453	171,898
Time	2,434,675	1,920,547

Total deposits	4,477,600	3,680,516
Federal funds purchased, repurchase agreements, & other short-term borrowings	122,881	132,931
Federal Home Loan Bank advances	635,616	737,947
Long-term debt	111,869	111,869
Accrued expenses and other liabilities	45,104	27,351

Total liabilities	5,393,070	4,690,614

Stockholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 32,200 and 44,800 shares issued and outstanding in 2005 and 2004, respectively	322	448
Common stock, $1 par value; 100,000,000 shares authorized; 40,019,853 and 38,407,874 shares issued in 2005 and 2004, respectively	40,020	38,408
Common stock issuable; 9,948 shares in 2005	271	—
Capital surplus	193,355	155,076
Retained earnings	250,563	204,709
Treasury stock; 240,346 shares in 2004, at cost	—	(4,413)
Accumulated other comprehensive (loss) income	(11,845)	2,860

Total stockholders’ equity	472,686	397,088

Total liabilities and stockholders’ equity	$5,865,756	$5,087,702